Exhibit 99.1

         American States Water Company Announces Award of Privatization Contracts for Andrews Air Force Base, Maryland and Fort Story,
                 Fort Monroe, Fort Eustis and Fort Lee,Virginia


     SAN DIMAS, Calif.--(BUSINESS WIRE)--Sept. 29, 2005--American States Water Company (NYSE:AWR) announced today that its American States Utility Services, Inc. ("ASUS") subsidiary has reached an agreement to operate and maintain the water and wastewater systems at Andrews Air Force Base in Maryland and Fort Story, Fort Eustis, and Fort Monroe in Virginia. ASUS also reached an agreement to operate and maintain the wastewater system at Fort Lee, Virginia. According to the agreements, the aggregate award of these contracts is estimated at more than $238 million over a 50-year period and is subject to periodic price re-determination adjustments and modifications for changes in circumstances.
     Terrapin Utility Services, Inc. in Maryland and Old Dominion Utility Services, Inc. in Virginia, wholly-owned subsidiaries of ASUS, will furnish all necessary labor, management, supervision, permits, equipment, supplies, materials, transportation and any other incidentals for the complete operation, maintenance, repair, upgrades and improvements to the utility systems.
     The agreements are subject to the expiration of a 90-day due diligence period during which time the transition will be undertaken.
     Commenting on the awards, Floyd E. Wicks, President and CEO stated, "The signing of these agreements is a continuing part of the AWR growth strategy. ASUS has a number of currently outstanding bids for similar contracts across the country and we look forward to providing other installations of the United States military with premier water and wastewater services."

     Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

     American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 252,300 customers) and to approximately 12,800 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 22,800 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with various municipalities, the U.S. Government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.


    CONTACT: American States Water Company
             Robert J. Sprowls, 909-394-3600